Exhibit 99.2

Selectica

Fiscal Second Quarter 2015 Earnings Call

November 11, 2014

Operator:

Good afternoon and welcome to the Selectica Fiscal Second Quarter 2015 Earnings call. On the call with us today from the company we have Blaine Mathieu, President and Chief Executive Officer and Todd Spartz, Chief Financial Officer.

Before we get started, please note this conference will include forward-looking information within the meaning of the security laws. These forward-looking statements will include discussions about the company's business outlook, anticipated financial and operating results, product development and future plans. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, those that are contained in the company's filing with the SEC including the Risk Factors section in our most recent Form 10-K as supplemented in the company's Form 10-Q as each as filed by the company with the Securities and Exchange Commission. The Company does not assume any obligation to publicly release any revisions to forward-looking statements discussed during the call.

In addition, on the call we will refer to certain non-GAAP financial measures to help understand the Company's past financial performance and future results and to supplement the financial results that we provide in accordance with GAAP. The Company has provided a reconciliation of these non-GAAP financial measures to the mostly directly comparable GAAP counterparts in our earnings release filed with the SEC earlier today, and available on our website at www.selectica.com in our Investor Relations area.

With that, I would now like to introduce Mr. Blaine Mathieu, President and Chief Executive Officer of Selectica. Blaine?

Blaine Mathieu:

Good afternoon and thank you for joining us for Selectica's Q2 2015 Earnings conference call. With me today is the Chief Financial Officer Todd Spartz. On our call today I will provide you with an operational update of our merger with Iasta, comment on specific examples of important new enterprise customer wins during the quarter and then pass it to Todd Spartz, our CFO, for a more granular conversation on our Q2 FY 2015 financial performance

Almost a year into my role of CEO of Selectica, my enthusiasm about the market has only increased along with Selectica's ability to deliver. The value we bring to the market from our newly combined company is significant and the industry data strongly supports our approach. For example, according to KPMG, “On average, companies are realizing less than half of their negotiated savings on purchases. Contract compliance is key to improving this. Deep integration from contracts to spend analysis, supplier management and so-called procure-to-pay are needed to ensure contract compliance.” Aberdeen reports, “Those enterprises utilizing CLM have a 10% higher rate of contract compliance and 2.2% more negotiated savings.” Now, 2.2% might not sound like much, but when the average large enterprises spending billions of dollars in procurement each year it adds up quickly.

As Nigel Montgomery from Gartner states, “CLM is emerging as companies recognize the opportunity to dramatically improve a core enterprise process issue. The issue of poor contract management is prevalent in procurement and sourcing as well as sales, CRM and intellectual property management.”

Finally, Tim Cummins of IACCM, the International Association for Contract and Commercial Management, stated, "Contracts are being used to drive longer-term outcomes, to ensure supplier performance, oversee ethical and regulatory standards to ensure value is delivered. They continue to evolve from transactional documents focused on obligations and potential penalties into instruments for business and relationship management."

Now, I highlight these analysts because they all speak powerfully to how critically contract management is in the context of spend and supplier management, precisely why our merger with Iasta is supporting the evolving needs of the market.

Backing up what the analysts are saying, we are continuing to make inroads with significant enterprise customers that are very excited about our much broader suite of CLM and strategic sourcing solutions. To that end, I wanted to focus on just three of our new global enterprise clients that we recently added to our expanding customer list of industry leaders.

The first customer that I will discuss briefly is one of the largest US-based Fortune 500 drugstore chains, Rite Aid. After completing a detailed evaluation of strategic sourcing solutions, Rite Aid chose our Iasta Smart Analytics solution as the best way to gain greater visibility into the enterprise spend. They will use our solution to accurately blend internal procurement and financial systems data with external marketplace data to uncover insights and relationships that will effectively increase Rite Aid’s overall procurement intelligence.

The second enterprise win I would like to share with you is one of the largest global professional services firms providing Fortune 500 companies with independent audit, tax and advisory services. Now, they wish to remain nameless at this point, but let me tell you a bit more about their story with Selectica.

This client came to us expressing frustration with how they currently handle, document and store their mission-critical supplier contracts. As I'm sure you can imagine, a firm such as this must routinely process hundreds of extremely complicated contracts for thousands of customers on a daily basis. They were primarily interested in vendor facing and client facing contracts at first, but their interest quickly expanded to a much broader range of contracts including real estate, publishing, intellectual property and marketing agreements. They were also particularly interested in our experience integrating with Microsoft Dynamics for sales requests and Lawson for HR and people management. We were chosen in a very competitive process for being the most flexible solution and for providing a clear vision and implementation strategy for a CLM system that will work across many different enterprise departments and with other strategic enterprise applications.

A third new enterprise customer that I would like to highlight is the US’s largest supermarket chain by revenue, Kroger. Numbering over 2400 locations and currently and 31 states, Kroger is the second largest retailer in the US after Walmart and the fifth largest in the world. Kroger was already an existing client of Iasta prior to our merger and we have since been successfully able to cross-sell them our Selectica CLM solution. This is an early yet very significant proof point that Selectica will realize significant future growth from its ability to cross sell its complementary solutions between the historical customer basis of Iasta and Selectica.

To ensure such examples continue and accelerate in the quarters ahead, I want to briefly discuss operational changes that have been made at Selectica in the last 45 days. To guarantee that we are able to provide the industry's leading sourcing and CLM solutions in the most integrated manner possible, we have now completed the organizational merger of Selectica and Iasta. The combined company now has one single sales team, an integrated marketing team, one support team and a product team driving toward a future roadmap together. As we all know, a key risk in any integration effort is ensuring that two merged companies are able to function effectively as one and we have now successfully taken that concern off the table and are able to meet the market demand as a single unified force with a stronger voice and market presence than ever before.

Moving from corporate organizational integration into the product realm, at our successful Resource Client Conference in September, we demoed early versions of tight two-way integration between our CLM and strategic sourcing solutions. Clients were impressed with the functionality that promises to finally bring true enterprise-level CLM together with the best sourcing and analytics software in the world, and they were also surprised at the speed at which we were able to do it. This is a testament to the open nature of our core platforms and we expect this functionality to be live with clients during Q1.

Now, let me turn it over to our CFO Todd Spartz who will walk you through further commentary on the financials. Todd.

Todd Spartz:

Thank you, Blaine. Let me provide a bit more color to the financial results reported in the press release. Please note that a few items discussed on the Income Statement will refer to both GAAP and non-GAAP data while the remaining income statement items of the balance sheet will refer to GAAP data only.

Total GAAP revenue for the quarter was $5.2 million, up 32% compared to the same period last year and up 38% from the prior quarter. Much of this increase is attributable to our recent acquisition of Iasta. Total non-GAAP revenue was $6.2 million, up approximately 57% from the year ago period and up 64% from the prior quarter, again largely due to the Iasta acquisition. Note that the $1 million difference between GAAP and non-GAAP revenue is due to the impact of revaluing the deferred revenue acquired from Iasta as required by GAAP Purchase Accounting.

GAAP gross profit in the quarter was $1.8 million or 34% of total revenues, down 16% from the same period last year and down 6% from the prior quarter. The year-over-year decline in gross margins, in recurring gross margins is due primarily to investments made this fiscal year in our technical support capabilities and the quarter-over-quarter increasing decline is due to the impact of the deferred revenue adjustment on GAAP recurring revenues.

The year-over-year decline in non-recurring gross margins is due to the investments we made in certain legacy consulting engagements that were at lower margins and increasing quarter-over-quarter decline is primarily due to the impact of the deferred revenue adjustment on non-recurring revenue us and the amortization of intangible assets related to purchase technology from Iasta.

Billings—a non-GAAP measure defined as revenues plus the change in deferred revenues—for the quarter were $7.1 million, up 118% from the same period last year and up 137% from the prior quarter. These increases are largely attributable to the acquisition of Iasta's revenues and deferred revenues as well as the significant wins in the quarter for both Selectica and Iasta.

Total operating expenses in the quarter were $7.4 million, up 108% from the same period last year and up 66% from the prior quarter. The increases are due to the acquisition of Iasta as well as certain one-time expenses associated with the acquisition including approximately $450,000 of legal and accounting expenses.

Turning to the balance sheet, we ended the quarter with $10.1 million of cash compared to $16.9 million in the year ago period, and $12.2 million in the prior quarter. Note that all periods include cash borrowed against our credit lines.

Deferred revenues were $6.9 million compared to $5.7 million in the year ago period and $5 million in the prior quarter.

Finally, DSOs were 77 days, up 17 days from the prior quarter’s 60 days. However, note the increase in DSO's is attributable to the $964,000 reduction in revenue due to the deferred revenue adjustment. DSOs measured with non-GAAP revenue were 65 days.

I would now like to turn the call back over to Blaine. Blaine.

Blaine Mathieu:

Thanks, Todd. So as I noted previously I am pleased with our traction with the new clients that I talked about—Kroger and Rite Aid and others—our product integration efforts, as well as the first full quarter with Iasta bringing the two companies together. The market demand for the joint solutions is active and strong and we see a clear path to continued improvements and results in the quarters ahead.

I would now like to open the call to Q&A. Operator, please begin the Q&A session.

Operator:

Thank you. At this time we will be conducting a question and answer session. If you'd like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Once again if you do have a question, please press star, one, at this time.

Our first question comes from Eric Martinuzzi from Lake Street Capital Markets.

Eric Martinuzzi:

Thanks. I have to apologize in advance; I'm calling from an airport so if there's any background noise, you'll know why. So first off on the non-GAAP revenue, I understand the deferred revenue that you are not able to recognize, what is the split there? The $964,000, what's that between the recurring and the non-recurring?

Todd Spartz:

The recurring was $731,000, and the non-recurring was $251,000.

Eric Martinuzzi:

Okay. And then I wanted to dive into some of these new enterprise wins. Obviously, first of all, congratulations, those are some terrific wins, and the anonymous audit and tax service provider sounds pretty good, too. On the Rite Aid strategic sourcing, how long has this been in process with the Iasta folks, so we get an idea of what the timeline is for this type of deal?

Blaine Mathieu:

I will answer the question and Todd has something to add.

Todd Spartz:

I wanted to clarify I transposed the recurring revenues; it’s 713 and 251, that adds up to 964.

Eric Martinuzzi:

Okay, thanks.

Blaine Mathieu:

Okay, good. So, back to the question about Rite Aid. In general, most of the deals on the sourcing side are actually a little bit more compressed time scale than on the CLM side, primarily because they tend to at least initially be constrained to the procurement organization or department, whereas these CLM deals are spread across multiple departments of an enterprise which makes the cycle times a bit larger, but these tend to be a quarter or so. I think Rite Aid was really began the prior quarter and closed last quarter and that's pretty common for sourcing deals.

Eric Martinuzzi:

Okay. And then the CLM contract there, again, I know we are doing anonymous here, but is this something that you started small and grew bigger or was this an RFP and a number of different players that made it onto the shortlist? And then if you could talk about the competitive differentiators.

Blaine Mathieu:

This was a fairly large implementation right from the get-go. They had the idea that they wanted to implement real enterprise contract lifecycle management and not just contained into one group or one unit. Now having said that, I still think there is actually plenty of expansion opportunity within this client as within almost all of our clients so lots of future expansion opportunities, but this was envisioned right from the get-go as a fairly wide implementation and definitely as I noted in the script the differentiators were, and they often are in our ECLM wins, the flexibility of the solution, the ability for our solution to accommodate the complexity of the organization and the fact that we were and are able to fairly easily integrate with existing enterprise information systems that they have in place; that's ultimately two of the main reasons we ultimately prevailed in this one.

Eric Martinuzzi:

Okay, and then on the Kroger relationship there, was this something—I know you guys have been working at Iasta well prior to the acquisition—was this something in the works pre- July 2nd or is this something that fired up relatively quickly?

Blaine Mathieu:

No, this truly fired up only subsequent to the Iasta merger and it's been a relatively short lead cycle for this one, which we are really excited about. We have many other cross sell opportunities in the hopper right now with either selling— sourcing into Selectica's client base or you ECLM into Iasta's client base, and many will play out over the next two or three quarters. We were excited that Kroger was willing to move quite quickly, and frankly, I think it is a testament to such a high regard they have with our sourcing solution that there was frankly, a high degree of trust there that we were going to be bringing to the game a CLM solution that was equally as good.

So they moved quite quickly and it all really did evolve just over the last few months. It's not something that had been brewing prior to Selectica and Iasta coming together.

Eric Martinuzzi:

Okay. Let's take a look at the balance sheets. You are at a $10 million cash balance; you’ve got $7 million of debt. What are your needs here going forward? It was pretty heavy consumption this quarter and last. What's the outlook for cash?

Todd Spartz:

We don't really provide guidance Eric. Obviously we track our cash and liquidity, our working capital very, very closely. At this point, we are tracking precisely to our plan and, you know, to the extent we detect any deviation from that plan, we will make the corresponding adjustment right away.

Blaine Mathieu:

I would back that up and I reiterate really what Todd said. We believe we have the cash available to execute against our plan and our current model. Having said that, as Todd said, we are fully prepared to make adjustments to that model as necessary.

Eric Martinuzzi:

Okay, does that plan include a path to break even would you care to share with us?

Todd Spartz:

Nothing we can really comment on now.

Eric Martinuzzi:

Okay, and then lastly, really nice billings number there. That 7.1 billings number was bigger than I modeled. Is there any multi-year wins going there? What explains the nice billings number in Q2?

Todd Spartz:

We definitely had a significant amount of deferred revenues. There were quite a bit of revenues that the company had been recognizing at the beginning of the month that we were unable to obviously do; that’s wouldn’t be GAAP. We recognize revenues on a daily basis, our deferred revenues, and so a lot of those got pushed into subsequent quarters depending on whenever they are available for recognition.

Eric Martinuzzi:

Okay, so maybe I did not ask a question the right way. I'm trying to get a sense of maybe a run rate that I can use to do my own projections here. But is a 7.1 billings quarter, maybe is that an unusual quarter? Was there anomalies to the good, anomalies to the bad? Is there anything you can share there?

Todd Spartz:

I mean, I would not characterize 7.1 as kind of our typical, you know, run rate going forward. We had been operating for several previous quarters in the just north of $3 million range. Obviously with Iasta now, that number is larger, but I wouldn't say that 7 is the new normal. You’re probably looking at a number closer to the middle of those two.

Eric Martinuzzi:

Okay, thank you for taking my questions.

Blaine Mathieu:

Thanks, Eric.

Operator:

Thank you. Our next question comes from William Meyers with Miller Asset Management.

William Meyers:

Hi, thank you. I just wanted to verify that the three new large deals that you mentioned, there was no revenue from them in the actual quarter reported is that right?

Todd Spartz:

Virtually no revenue. Again we recognize subscription revenues on a daily basis from when the contract is executed. You know, I can't comment on precisely the day each of these closed, but typically like a we do try and have a linear quarter, but more often than not, much of our revenues to get booked toward the end of the quarter and this quarter was not an exception. So there is a very, very limited amount of revenue from each of these deals in the quarter.

William Meyers:

Okay, got it. And I have in my notes that you had a previous statement that the combined run rate of the two companies was 26.8 million per year and just dividing that by 4 it would come up to 6.7. So I'm wondering what the difference is between that apparently historic old combined run rate is and your revenue in the quarter.

Todd Spartz:

You know, I don't have a reconciliation in front of me. You know, again, the combined companies you know, recognized roughly $6.2 million of revenue on a non-GAAP basis, so if you were to multiply that, you’re coming up, you know, somewhere a little south of $25 million. Where that extra 3 million—I think as you said the previously reported was 28. I would have to go back and find and ferret out where that other $3 million goes but like a right now, you know, I think—actually I think the bulk of the revenue that Iasta had been recognizing was for consulting projects that they no longer do. So they had a significant amount in they're prior fiscal year, particularly in the front half, for consulting business that was not strategic, did not really fit their business going forward and really, they no longer participate in that space and so I think that's probably where that difference is coming from.

William Meyers:

And actually I think that had been mentioned for and I did not put those two facts together, so that's helpful. One last question: churn, have you seen any improvements or the opposite in churn during the last quarter?

Todd Spartz:

No I think we have seen a market change in churn. We had been going through kind of a strategic transition that caused, intentionally in some cases, customers to move off our platform, but that has slowed down and I would characterize us as now kind of in our more typical type of churn, which is more often than not, companies getting married, getting divorced, et cetera.

William Meyers:

Okay, thank you very much.

Operator:

Thank you. Once again, if you do have a question, please press star, one, at this time. Our next question is coming from Nick Farrell (ph) from the Arbor Group (ph).

Nick Farrell:

Me I just follow-on on the prior question and that is, how much longer do you anticipate —it sounded, Todd, like you may have reach that point now where you have been able to satisfy your client retention challenges, if that's the right way to put it, and then from here on out, those expenses associated with that process are either dissipating or have pretty much dissipated?

Blaine Mathieu:

It's Blaine here. I would characterize it— I'll let Todd jump in after. Hello Nick, by the way—is the result of, frankly, the last year of investment in a lot of the pre-existing or historic Selectica clients have shown the results that we were anticipating and as Todd said. But what we've been previously calling strategic churn has definitely dropped dramatically over the last couple of quarters so that is definitely a big positive. No doubt that there are still some work being done for existing clients that we now feel are not at risk of churn, so that's good. We will not see that in terms of churn, but in terms of our investment in these clients and in some cases may be over investment, we will continue to see some of that for the next while as we gradually turned the tap back on that. So you will see that continuing to evolve over the next quarter or two I would say. But the good news on all of that is again the fairly significant what we call strategic churn that the company had experience of the last year is really effectively over and that's fantastic. Do you want to add anything to that?

Todd Spartz:

No, I think Blaine, you covered it. I would characterize it from a financial perspective as, you know, we've really seen the end of declining revenue. We have not quite seen the end of margins being at kind of a lower point in our history. And I think, you know, once we get over the last bit of this, then we are going to see a march northward of our gross margins.

Nick Farrell:

So when did that generally peak in terms of the impact to your income statement? Was that the second half last year fiscal or first quarter this year fiscal? Roughly and I'm just curious to get some feel of what that—if that churn strategic churn, if that's the right way to characterize that, as it dissipates, to what degree we might see it manifest itself in the income statement?

Todd Spartz:

I think the peak of the churn was really in our Q4 of ’14, so the March quarter of 2014 because that is really—keep in mind Blaine came on in December of 2013 and really needed some time to kind of assess the business, and once we did that, shortly thereafter we kind of crafted our strategic vision going forward and that precipitated some of these strategic turns. So I would think that was kind of the peak, if you will.

Nick Farrell:

So I think what I'm hearing you say is those costs associated with identifying those strategic customers you want to retain, they have chosen to retain because you address their need, are still going to hit the income statement over the last half of this year and that process has pretty much been finalized. Is that a way to characterize a?

Todd Spartz:

I think that is how we are targeting it, yes.

Nick Farrell:

Okay, in the deferred billings, you mentioned it one from 5.2 to 7.1. Can you give us some sense—and you said the run rate might be more like a 6 million—what does that break down? Either look at the million nine or look at, say a million dollars, how does that break down roughly between Iasta and Selectica? Is that largely Selectica? I mean, Iasta coming into the company's P&L, or how would you characterize that?

Todd Spartz:

I would characterize that as we did have a good quarter from a bookings perspective that did add to our deferred revenues for the Selectica core business, so that number, absent Iasta would have increased.

Blaine Mathieu:

I would call it our CLM business because it's all of our core business right now, but you are talking about our CLM business.

Todd Spartz:

Yes, thank you, Blaine. Our CLM business, it would have increased, That said, not dramatically. Let's say round numbers from 3 to 4, so the 4 to 7 I would characterize as the additions from Iasta.

Blaine Mathieu:

From our sourcing business.

Todd Spartz:

From our sourcing business, yes.

Blaine Mathieu:

It's all core.

Nick Farrell:

Just to make sure I understand the accounting correctly, let's take and make an assumption—you announced Rite Aid, so let's assume Rite Aid was booked as an order in the September quarter, we will say September 15th. I’m obviously making this up to make a point. They might have paid you 10 bucks just because that was the initial —we’re setting it up and it costs you 10 bucks, and then you have an ongoing implementation, some implementation and of course your ongoing monthly charges. Do you just book the $10 in the third quarter revenues, but the balance of whatever that deferred contract is over the next 12 months would be reflected in billings?

Todd Spartz:

Yes, so here is what would happen: in your example on September 15, we would sign a SaaS agreement for our solution. Let's use your $10 as the price, although that would be not even a seat.

Nick Farrell:

I understand.

Todd Spartz:

We would book that $10. We would probably, though not necessarily at the same time, but shortly thereafter if not at the same time, book an implementation for that solution that would probably be, you know, somewhere around $10; it could be more or less depending on how complex the implementation was. The first $10 we would bill it, so it would hit AR and the credit would go to deferred revenue, and then we would recognize 1/365 of that $10 each day of the subsequent year, and then the $10 implementation fee would be recognized. It also would be billed maybe not all upfront— it might be built according to milestones: maybe 3, 3 and 4 over three months, for example, and then as we delivered, we would recognize the revenues, and then in this situation it might be that in three months or possibly six months we would complete the implementation and then fully recognize that revenue.

Nick Farrell:

So it's basically completion accounting procedure for the implementation.

Todd Spartz:

Yes, in fact when it's a fixed bid arrangement it is precisely that. It is a percent of complete.

Nick Farrell:

That helps me understand a little bit more about the deferred revenues in the billings number. Then if I may follow up a little bit, maybe you could talk, Blaine or Todd, about the pipeline progress. How much—could you give us some sense of how much you might attribute the improvement—or presumed improvement—in the pipeline and how would you attribute it to cross-selling? For example, the pipeline is up 20% and half of that is cross-selling? All of it is cross-selling? Maybe some benchmarks that you could give us some sense of the integration of Iasta and Selectica and how that's impacting bookings.

Blaine Mathieu:

It's a really great question and it still really early days so, from the cross sell between the client basis perspective, we you know, are certainly excited that Kroger is our first example of a major client that has moved across the aisle, so to speak. We have got quite a fair number. We have not release the specific numbers but I would say a significant percentage of our installed base on both the Selectica and Iasta sides are engaged in discussions, demos, discussions about pilot projects, those kinds of things. I would say very few of them have actually hit what I would call the near-term pipeline yet. They are in the longer term, probably 3 to 6 month plus view , but very few of them are at the next three month view, the sort of shorter-term pipeline. So our longer-term goal, and I can really see us getting progress toward this goal, is we want to effectively drive our revenue from new client acquisition, a third from cross-sell and upsell and a third via our partner and I would say, you know, we are making great progress on the cross-sell upsell, again not in this quarter, but into calendar 2015 we can see the opportunities congealing there quickly. I think the partner stuff is a little bit further out because these things take longer to spin up and get going, but we've not talked about that too much in this call, but our Chief Strategy Officer Patrick Stakenas and Dave Bush, the former CEO of Iasta, are very focused on driving our partner go-to-market as well and we've engaged in a lot of very interesting relationships. Perhaps on the next call I’ll be able to talk a little bit more about that. So our long-term goal is a fairly even distribution of revenue between those three go-to-market channels and certainly I think a medium turn significant driver in growth for us will be more deals just like the Kroger deal, no doubt about it. Sorry to be a bit vague, but that will congeal over the next few calls and quarters.

Nick Farrell:

Were there any new customers of note—as you define it—new customers during this prior quarter? The quarter you just reported, not the upcoming one you are in.

Blaine Mathieu:

Any additional customers?

Nick Farrell:

New customers, new to Selectica and Iasta; not a Kroger which was a prior customer of Iasta.

Blaine Mathieu:

Yes, so Rite Aid that we talked about was a brand-new client, never before part of Selectica or Iasta, and so was the global accounting, auditing, tax and services firm that I talked about that will remain nameless at least for now; they were also a brand-new client into the ecosystem.

Nick Farrell:

And it was balanced, one was sourcing and one was contract lifecycle management.

Blaine Mathieu:

At there were other clients too; those were the three we chose to highlight for this call but they were not the only new clients we added in the quarter.

Nick Farrell:

One additional question. Can you talk a little bit about the timeline to combining Iasta and Selectica's platforms onto a common native platform?

Blaine Mathieu:

You know, we are still evaluating. We are doing a lot of deep technical evaluation on the platform side. As I mentioned in the script, what we did demo in September was a deep technical integration at the UI level and enabled via the APIs that we've published, for those that are technical, between CLM and sourcing and made for some really great discussion at the big resource conference we had in September. At the end of the day, whether we move things to come in platform or not, I think it's frankly, less important and we've not made those decisions yet. What’s really is important is what is the end user experience, right? Will the end user experience this integration as a tight integration, creating sort of one common application, or is that a very loose integration? And what we were able to demo even back in September is actually a very tight integration, our CLM literally living inside of Iasta and actually exactly vice versa, Iasta's solution living inside of our CLM. So a very tight integration, really a great user experience and that's the main thing we are focused on versus the ones and zeros of core platforms. They are all in the cloud and they are very easy to—relatively easy to integrate as enterprise applications are and that's really what we’re focused on.

Operator:

Thank you. I will now turn the call back over to Blaine Mathieu for closing comments.

Blaine Mathieu:

All right. Well, thanks everyone for joining. As noted, we are very happy to tell you some of the stories of our customers, both sourcing, CLM and crossover between them and we definitely look forward to telling you more about that in the quarters to come. Appreciate it.

Operator:

Thank you, this does concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.